Exhibit 4.5

ACCELRYS, INC.

RESTRICTED STOCK AWARD AGREEMENT

(AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN)

Pursuant to its Amended and Restated 2004 Stock Incentive Plan (the “Plan”), ACCELRYS, INC. (the “Company”), hereby grants to you (the “Participant”) that number of restricted shares of Common Stock (the “Restricted Stock Award”) subject to the terms and conditions below.  Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Plan, a copy of which is attached hereto as Attachment 1.

1.             GOVERNING PLAN DOCUMENT.  Your Restricted Stock Award is subject to all of the provisions of the Plan, which provisions are hereby made a part of this Restricted Stock Award Agreement.  In the event of any conflict between the provisions of this Restricted Stock Award Agreement and the provisions of the Plan, the provisions of the Plan shall control in all respects.

2.             DETAILS OF RESTRICTED STOCK AWARD.  The details of your Restricted Stock Award are as follows:

Number of Shares of Restricted Stock Subject to Award:

Price Per Share:

Award Date:

Vesting Schedule:	Equal annual installments over the three (3) year period commencing with the Award Date

3.             REPURCHASE OPTION.

(a)           Terms of Repurchase Option.  In the event that your full- or part-time employment or service with the Company terminates for any reason, the Company will have an irrevocable option (the “Repurchase Option”), exercisable for a period of ninety (90) days after the termination of your employment or service with the Company, or such longer period as may be agreed to by you and the Company, to repurchase from you or your personal representative, as the case may be, all or any portion of the shares of Restricted Stock subject to your Restricted Stock Award that, as of the date of the termination of your employment or service with the Company, would not have vested in accordance with the Vesting Schedule indicated in Section 1 (the “Unvested Shares”).

(b)           Purchase Price.   The Company may repurchase all or any of your Unvested Shares in accordance with Section 3(a) at the lower of: (i) the Fair Market Value of such Unvested Shares on the Award Date indicated in Section 2; or (ii) the Price Per Share indicated in Section 2 (the lower of “(i)” and “(ii)” being referred to herein as the “Repurchase Price”).

(c)           Exercise of Repurchase Option.  In the event that the Company elects to exercise the Repurchase Option, it will deliver written notice to you of such election.  Such notice will identify the number of Unvested Shares to be purchased and the place, date and time for the settlement of such purchase, which date and time will be within the ninety (90) day period set forth in Section 3(a).  The Company will be entitled to pay the aggregate Repurchase Price at the Company’s option in cash, by offset against any indebtedness owing to the Company by you or by any combination of both.  Upon delivery of such notice and payment of the aggregate Repurchase Price, the Company will become the legal and beneficial owner of the Unvested Shares being repurchased and all rights and interest therein or related thereto, and the Company will have the right to transfer to its own name such Unvested Shares, without further action by you.

4.             ESCROW OF UNVESTED COMMON STOCK.  As security for your faithful performance of the terms of this Restricted Stock Award Agreement and to ensure the availability for delivery of the Unvested Shares upon exercise of the Repurchase Option herein provided for, you agree that, you will deliver to and deposit with the Secretary of the Company or the Secretary’s designee, as escrow agent (the “Escrow Agent”), three (3) executed stock assignments (with date and number of shares blank) in the form attached hereto as Attachment 2, together with each certificate or certificates evidencing the Unvested Shares, which materials will be held by the Escrow Agent in accordance with the terms of the joint escrow instructions attached hereto as Attachment 3.

5.             RIGHTS AS A STOCKHOLDER.  From and after the Award Date, you will be entitled exercise all rights and privileges of a stockholder of the Company with respect to the Restricted Shares subject to your Restricted Stock Award.  Likewise, you will be deemed to be the holder of such Restricted Shares for purposes of receiving any dividends that may be paid with respect to such Restricted Shares and for purposes of exercising any voting rights relating to such Restricted Shares, regardless of whether such Restricted Shares are also Unvested Shares.

6.             LIMITATIONS ON TRANSFER.  In addition to any other limitation on transfer created by applicable securities laws, you agree that you will not sell, assign, hypothecate, donate, encumber or otherwise dispose of any interest in any Unvested Shares.  Likewise, after any Restricted Shares cease to be Unvested Shares, you agree that you will not sell, assign, hypothecate, donate, encumber or otherwise dispose of any interest in such Restricted Shares except in compliance with all applicable securities laws.  The Company will not be required to: (i)  transfer on its books any Restricted Shares which will have been transferred in violation of this Section 6; or (b) treat as owner of such Restricted Shares, accord the right to vote such Restricted Shares to, or pay dividends to, any transferee to whom such Restricted Shares have purportedly been so transferred.

7.             RESTRICTIVE LEGENDS.  In addition to any other legend which may be required by applicable securities laws, all certificates representing the Restricted Shares will have endorsed thereon a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A REPURCHASE OPTION SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.  ANY TRANSFER OR ATTEMPTED

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TRANSFER OF ANY SHARES SUBJECT TO SUCH OPTION IS VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE COMPANY.”

8.             REPRESENTATIONS.  In connection with the acquisition of the Restricted Shares pursuant to this Restricted Stock Award Agreement, you represent and warrant to the Company that you have no present intention of distributing or selling the Restricted Shares, except as permitted under applicable securities laws.  You further acknowledge and agree that your ability to sell the Restricted Shares may be limited by the Securities Act (including, without limitation, Rule 144 promulgated under the Securities Act) and by the terms and conditions of this Restricted Stock Award Agreement and the Plan.

9.             SECTION 83(b) ELECTION.   You understand that Section 83(a) of the Code would normally tax as ordinary income the difference between the amount paid for the Restricted Shares and the Fair Market Value of the Restricted Shares as of the date any restrictions on such Restricted Shares lapse.  In this context, “restriction” includes the right of the Company to buy back the Restricted Shares pursuant to the Repurchase Option.  You further understand that you may elect to be taxed at the time the Restricted Shares are acquired, rather than when the Repurchase Option expires, by filing an election under Section 83(b) of the Code (the “83(b) Election”), with the Internal Revenue Service within thirty (30) days from the Award Date indicated in Section 2.  You acknowledge that your failure to file such an 83(b) Election in a timely manner may result in adverse tax consequences for you, that it is your sole obligation and responsibility to timely file such 83(b) Election and that neither the Company nor the Company’s legal or financial advisors shall have any obligation or responsibility with respect to such filing.  You further acknowledge that the foregoing is only a summary of the effect of United States federal income taxation with respect to acquisition of the Restricted Shares hereunder that the Company does not purport to be complete and that the Company has directed you to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which you may reside and the tax consequences of your death.  You hereby acknowledge and agree that you assume all responsibility for filing the 83(b) Election and for paying all taxes resulting from such 83(b) Election or the lapse of the restrictions on the Restricted Shares.  You further agree that you will provide to the Company a copy of any 83(b) Election delivered to the Internal Revenue Service within thirty (30) days of the date of such delivery.

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10.          NOT A CONTRACT OF EMPLOYMENT.  By executing this Award, you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) unless a written employment agreement specifies otherwise, you are an “at will” employee, and nothing in this Award or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.

11.          TAXES.  By signing this Restricted Stock Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise, and neither the Company nor the Administrator shall have any obligation whatsoever to pay such taxes.  To the extent the Company is required to pay any tax as a result of your receipt or exercise of this Award, you will indemnify the Company for any such payment.

12.          GOVERNING LAW; JURISDICTION AND VENUE.  This Restricted Stock Award Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware without giving effect to its principles of conflicts of laws. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the County of San Diego, State of California.  Each of the parties hereto: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of San Diego, State of California, in connection with any legal proceeding; (ii) agrees that each state and federal court located in the County of San Diego, State of California, shall be deemed to be a convenient forum; and (iii) agrees not to assert, by way of motion, as a defense or otherwise, in any such legal proceeding commenced in any state or federal court located in the County of San Diego, State of California, any claim that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Restricted Stock Agreement may not be enforced in or by such court.

13.          NOTICES.  Any notices to be delivered pursuant to this Restricted Stock Award Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

14.          SEVERABILITY.  If one or more provisions of this Restricted Stock Award Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Restricted Stock Award Agreement and the balance of the Restricted Stock Award Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

15.          BINDING AND ENTIRE AGREEMENT.  The terms and conditions of this Restricted Stock Award Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Restricted Stock Award Agreement, together with the Plan and any attachments hereto or thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

16.          COUNTERPARTS.  This Restricted Stock Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

COMPANY:

ACCELRYS, INC.

By:

Name:

Title:

PARTICIPANT:

By:

Name:

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ATTACHMENT 1

ACCELRYS, INC. AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

ATTACHMENT 2

STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED,                                                hereby sells, assigns and transfers unto ACCELRYS, INC., a Delaware corporation (the “Company”), pursuant to the Repurchase Option under that certain Restricted Stock Award Agreement, dated as of                               , by and between the undersigned and the Company,                                (                              ) shares of Common Stock of the Company standing in the undersigned’s name on the books of the Company and does hereby irrevocably constitute and appoint the Company’s Secretary as the undersigned’s attorney-in-fact to transfer such shares of Common Stock on the books of the Company with full power of substitution in the premises.

Dated:

(Signature)

(Print Name)

INSTRUCTION:                    Please do not fill in any blanks other than the “Signature” line and the “Print Name” line.

ATTACHMENT 3

JOINT ESCROW INSTRUCTIONS

Accelrys, Inc.

10188 Telesis Court, Suite 100

San Diego, CA  92121

Attention:  Secretary

Dear Sir or Madam:

As Escrow Agent for both ACCELRYS, INC., a Delaware corporation (the “Company”), and the undersigned holder of restricted shares of Common Stock of the Company, you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Restricted Stock Award Agreement, dated as of                               , to which a copy of these Joint Escrow Instructions is attached as Attachment 3, in accordance with the following instructions:

1.             In the event the Company or an assignee elects to exercise the Repurchase Option set forth in the Restricted Stock Award Agreement, the Company or its assignee will give to the undersigned and to you a written notice specifying the number of shares of Common Stock to be repurchased (the “Repurchased Shares”), the repurchase price and the place, date and time at which such repurchase will occur (the “Repurchase Closing”).

2.             At the Repurchase Closing, you are directed to: (i)  date any stock assignments necessary for the transfer of Repurchased Shares; (ii)  fill in the number of Repurchased Shares being transferred; (iii) deliver such stock assignments, together with the certificate(s) evidencing the Repurchased Shares, to the Company against the simultaneous delivery to you of the purchase price (which may include suitable acknowledgment of cancellation of indebtedness) for such Repurchased Shares.

3.             The undersigned irrevocably authorizes the Company to deposit with you any certificate(s) evidencing shares of Common Stock to be held by you pursuant to these instructions and appoints you as the undersigned’s attorney-in-fact and agent for the duration of the escrow term with respect to any and all activities necessary to establish, maintain and discharge the escrow arrangement contemplated herein.

4.             This escrow will terminate with respect to shares of Common Stock held hereunder, and such shares of Common Stock will be available for release, upon the earlier of the expiration of the Repurchase Option with respect to such shares (in which case such shares shall be released to the undersigned) or the exercise of the Repurchase Option with respect to such shares (in which case such shares shall be released to the Company).

5.             If at the time of termination of this escrow you should have in your possession any documents, securities or other property belonging to the undersigned, you will deliver all of such documents, securities or other property to the undersigned and will be discharged of all further obligations hereunder; provided, however, that if at the time of termination of this escrow you are advised by the Company that the property subject to this escrow is the subject of a pledge or other security agreement, you will deliver all such property to the pledgeholder or other person designated by the Company.

6.             Except as otherwise provided in these Joint Escrow Instructions, your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

7.             You will be obligated only for the performance of such duties as are specifically set forth herein and may rely on, and will be protected in relying on, any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties or their assignees.  You will not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for the undersigned while acting in good faith, and any act done or omitted by you pursuant to the advice of your own attorneys will be conclusive evidence of such good faith.

8.             You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court.  In case you obey or comply with any such order, judgment or decree of any court, you will not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

9.             You will not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.  You will not be liable for the outlawing of any rights under any statute of limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

10.          Your responsibilities as Escrow Agent hereunder will terminate if you will cease to be Secretary of the Company or if you otherwise resign by written notice to each party.  In the event of any such termination, the Company may appoint any officer or assistant officer of the Company as successor Escrow Agent, and the undersigned hereby confirms the appointment of such successor or successors as the undersigned’s attorney-in-fact and agent to the full extent of your appointment.

11.          If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto will join in furnishing such instruments.

12.          It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the shares of Common Stock delivered to you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of such shares until such dispute will have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you will be under no duty whatsoever to institute or defend any such proceedings.

13.          Any notice required or permitted hereunder will be given in writing and will be deemed effectively given upon personal delivery, including delivery by express courier or five (5) days after deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties hereto at the addresses of such party set forth on the signature page(s) hereto, or at such other addresses as a party may designate by ten (10) days advance written notice to each of the other parties hereto.

14.          You will be entitled to employ such legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder.  You may rely upon the advice of such counsel and may pay such counsel reasonable compensation therefor.  The Company agree to be responsible for and to pay all fees generated by such legal counsel in connection with your obligations hereunder.

15.          This agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  It is understood and agreed that references to “you” or “your” herein refer to the original Escrow Agent and to any and all successor Escrow Agents.  It is understood and agreed that the Company may at any time or from time to time assign its rights under the Restricted Stock Award Agreement and these Joint Escrow Instructions in whole or in part.  This agreement will be governed by and interpreted and determined in accordance with the laws of the State of California, as such laws are applied by California courts to contracts made and to be performed entirely in California by residents of that state.

Very truly yours,

COMPANY:

ACCELRYS, INC.

By:

Name:

Title:

PARTICIPANT:

By:

Name:

ESCROW AGENT:

By:

Name: